UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 28, 2011

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with Ken Bado

As previously announced in Item 5.02 of the Current Report on Form 8-K filed by Autodesk, Inc. (the “Company”) on December 14, 2010, Ken Bado has announced his intention to resign as the Executive Vice President, Sales and Services of the Company. In connection with Mr. Bado’s resignation, the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Bado on January 28, 2011. Pursuant to the terms and conditions of the Separation Agreement, effective as of January 31, 2011, Mr. Bado’s service as the Executive Vice President, Sales and Services of the Company terminated. Mr. Bado will, however, continue as an employee providing transitional services through March 28, 2011. Mr. Bado will receive (a) a lump-sum severance payment of $55,384.62, equal to six weeks of Mr. Bado’s current base salary, in connection with Mr. Bado’s release of claims against the Company; (b) continued salary, vesting and employee health care benefits through March 28, 2011, in connection with Mr. Bado’s transitional services to the Company; and (c) a special payment of $362,692.30, equal to twenty-three weeks of Mr. Bado’s current base salary plus target variables, payable in two equal payments of $181,346.15 on each of September 1, 2011 and January 31, 2012, in connection with continued compliance with the terms of the Separation Agreement, including certain non-competition and non-solicitation obligations undertaken by Mr. Bado.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary

Date: February 2, 2011